Exhibit 99.1

INFORMATION HOLDINGS REPORTS RESULTS FOR

THIRD QUARTER ENDED SEPTEMBER 30, 2004

STAMFORD, CT, October 21, 2004 - Information Holdings Inc. (NYSE: IHI) today announced results for the quarter ended September 30, 2004.  Earnings per diluted common share (EPS) from continuing operations were $0.12 in the third quarter of 2004 compared to $0.05 in the third quarter of 2003.  EPS in the third quarter of 2004 includes charges equal to approximately $0.02 per share for costs associated with the pending merger with The Thomson Corporation (Thomson).  Including discontinued operations, EPS was $0.12 in the third quarter of 2004, compared to $0.06 in the third quarter of 2003.

Third Quarter Results

Revenues in the third quarter of 2004 increased 23.0% to $23.2 million from $18.9 million in the third quarter of 2003.  Revenues in the Company’s data segment (MicroPatent, Master Data Center and IDRAC) increased 14.4% to $16.6 million, based on continued strength in the Company’s patent information subscription products, patent and trademark management services and regulatory database subscriptions.  Software segment revenues increased 51.6% to $6.7 million due to revenues associated with CDC Solutions (CDC), which was acquired in December 2003.  Overall software revenues were below expected levels due to a decreased volume of license deals.  The Company currently expects improvement in license sales beginning in the fourth quarter of 2004, both from existing products and from the release of its new InSight Manager products.

Gross profit margin for the third quarter of 2004 was 71.9%, compared to 69.0% in the comparable prior year period.  The increase in gross margins is due primarily to improved gross profit margins at Liquent based on increased revenues, cost reduction initiatives and the integration of CDC.  Income from operations increased $2.7 million, or 236%, to approximately $3.8 million compared to $1.1 million in the third quarter of 2003.  Income from operations in the data businesses increased 45% to $5.4 million, compared to $3.8 million in the prior year period, due primarily to improved profitability in the Company’s intellectual property information and management businesses.  Profit improvements reflect the operating leverage associated with increasing revenues in these units.  Loss from operations in the Company’s software segment decreased to $0.3 million from $1.6 million in the comparable prior year quarter.  Improved operating results in this segment are due primarily to cost containment initiatives and the integration of CDC.  In addition, the prior year period includes severance charges of approximately $0.8 million.  Corporate expenses reduced income from operations by $1.3 million in the third quarter of 2004 and $1.0 million in the third quarter of 2003.

The Company evaluates the earnings performance of its segments based primarily on EBITDA (earnings before interest, taxes, depreciation and amortization).  The Company believes that EBITDA is the most useful measure of business unit earnings because it more closely approximates the cash generating ability of each business compared to income from operations.  Income from operations includes charges for depreciation and amortization, the majority of which relate to amortization of intangible assets.  The Company generally does not incur capital expenditures to replace intangible assets within existing operations.  A reconciliation of EBITDA to income from operations before income taxes is presented after the attached financial information.

Based primarily on the factors impacting revenue and income from operations discussed above, EBITDA approximated $6.0 million in the third quarter of 2004, compared to $3.9 million in the third quarter of 2003.  EBITDA in the third quarter of 2004 includes non-operating expenses of $0.8 million, related to costs associated with the pending merger with Thomson, while EBITDA in the third quarter of 2003 includes severance charges of $0.8 million.  EBITDA in the third quarter of 2004 for the data segment approximated $7.6 million, an increase of 29% from the comparable prior year period.  EBITDA in the third quarter of 2004 for the software segment approximated $0.5 million, compared to a loss of $1.0 million in the comparable prior year period.  Other EBITDA was a loss of $2.1 million in the third quarter of 2004, compared to a loss of $1.0 million in the third quarter of 2003, related to corporate operating expenses and merger-related charges.

Commenting on the results, Mason Slaine, President & CEO said, “Our third quarter results reflect continued strong revenue and profit growth in our data businesses, while software license sales were lower than expected at Liquent.  We are encouraged by market response to the impending launch of Liquent’s InSight Manager products and are hopeful that overall operating results will continue to improve in the fourth quarter.  With respect to the pending acquisition of IHI by Thomson, our stockholders approved the merger agreement during the third quarter of 2004.  As we announced previously, IHI and Thomson have received a request for additional information and documentary material from the Department of Justice (DOJ), following DOJ’s review of the proposed acquisition of IHI by Thomson.  Accordingly, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is extended and will expire 30 days after substantial compliance by Thomson and IHI with this “second request”, unless terminated earlier by the DOJ.

Information Holdings Inc. will broadcast its third quarter earnings conference call via the Internet on Friday, October 22, 2004 at 10:00 a.m. EDT.  The broadcast can be accessed through the Company’s web site www.informationholdings.com.

About Information Holdings Inc.

Information Holdings Inc. is a leading provider of information products and services to intellectual property and life science markets.  IHI’s data businesses, which include MicroPatent®, Master Data Center™ and IDRAC, provide a broad array of databases, information products and complementary services for intellectual property and regulatory professionals.  IHI’s Liquent unit is a leading provider of life science regulatory intelligence and publishing solutions.

                The statements in this press release that are not historical facts are forward-looking statements.  Forward-looking statements are typically statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “will,” “expects,” “anticipates,” or similar expressions.  Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.  These forward-looking statements involve risks and uncertainties that could render them materially different.  More information about factors that could potentially affect IHI’s financial results is included in IHI’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003.  The forward-looking information in this release reflects management’s judgment only on the date of this press release.

 (Financial Tables Follow)

For further information, contact:

Vincent A. Chippari

Information Holdings Inc.

203-961-9208

vchippari@informationholdings.com

Information Holdings Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2004	2003	2004	2003

Revenues:
Product	$13,055	$11,466	$41,214	$35,372
Service	10,226	7,456	29,747	22,962
Total revenues	23,281	18,922	70,961	58,334
Cost of sales:
Product	3,119	2,885	9,521	8,948
Service	3,412	2,988	10,449	9,680
Total cost of sales	6,531	5,873	19,970	18,628
Gross profit	16,750	13,049	50,991	39,706
Operating expenses:
Selling, general and administrative	10,088	9,194	31,111	27,234
Depreciation and amortization	2,839	2,719	8,876	8,073
Total operating expenses	12,927	11,913	39,987	35,307
Income from operations	3,823	1,136	11,004	4,399
Other income (expense):
Interest income, net	792	519	2,367	1,327
Costs associated with pending merger	(778)	—	(1,368)	—
Early termination of credit agreement	—	—	—	(575)
Other income (expense), net	3	(3)	321	(3)
Income from continuing operations before income taxes	3,840	1,652	12,324	5,148
Provision for income taxes	1,389	603	4,360	1,833
Income from continuing operations	2,451	1,049	7,964	3,315
Income (loss) from discontinued operations, net of income taxes	—	103	(1,361)	29,703
Net income	$2,451	$1,152	$6,603	$33,018
Net income (loss) per basic common share:
Continuing operations	$0.12	$0.05	$0.38	$0.16
Discontinued operations	0.00	0.00	(0.07)	1.40
Net income	$0.12	$0.06	$0.32	$1.56
Net income (loss) per diluted common share:
Continuing operations	$0.12	$0.05	$0.38	$0.16
Discontinued operations	0.00	0.00	(0.06)	1.40
Net income	$0.12	$0.06	$0.31	$1.56

Information Holdings Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2004	2003
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$58,805	$39,693
Short-term investments	9,281	12,271
Restricted cash	—	3,000
Accounts receivable, net	35,651	37,650
Prepaid expenses and other current assets	4,922	5,669
Income taxes receivable	202	11,899
Deferred income taxes	2,001	2,001
Total current assets	110,862	112,183

Investments	86,071	83,207
Property and equipment, net	3,952	4,281
Identified intangible assets, net	65,320	70,248
Goodwill	99,699	100,871
Other assets	5,839	3,880

Total assets	$371,743	$374,670

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,105	$32,073
Accrued expenses	13,290	18,124
Deferred revenue	22,302	25,753
Total current liabilities	67,697	75,950

Long-term deferred income taxes	14,789	16,307
Total liabilities	82,486	92,257

Stockholders’ equity:
Preferred stock	$—	$—
Common stock	219	219
Additional paid-in capital	248,966	247,964
Retained earnings	44,907	38,304
Treasury stock, at cost	(14,723)	(14,723)
Accumulated other comprehensive income	9,888	10,649
Total stockholders’ equity	289,257	282,413

Total liabilities and stockholders’ equity	$371,743	$374,670

Information Holdings Inc.

Reconciliation of Segment Income (loss) from continuing operations before income taxes to EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2004	2003	2004	2003

Data Segment
Income from continuing operations before income taxes	$5,480	$3,763	$14,657	$10,857
Amortization of capitalized software	—	2	1	11
Depreciation	601	719	2,064	2,062
Amortization of intangible assets	1,535	1,414	4,632	4,247
Interest income, net	(61)	(21)	(151)	(140)
EBITDA	7,555	5,877	21,203	17,037

Software Segment
(Loss) income from continuing operations before income taxes	(288)	(1,622)	753	(2,471)
Amortization of capitalized software	75	42	224	118
Depreciation	225	299	734	881
Amortization of intangible assets	475	282	1,434	849
Interest (income) expense, net	(5)	4	(11)	11
EBITDA	482	(995)	3,134	(612)

Other
Loss from continuing operations before income taxes	(1,352)	(489)	(3,086)	(3,238)
Depreciation	3	5	12	34
Interest income, net	(726)	(502)	(2,205)	(1,198)
EBITDA	(2,075)	(986)	(5,279)	(4,402)

Consolidated
Income from continuing operations before income taxes	3,840	1,652	12,324	5,148
Amortization of capitalized software	75	44	225	129
Depreciation	829	1,023	2,810	2,977
Amortization of intangible assets	2,010	1,696	6,066	5,096
Interest income, net	(792)	(519)	(2,367)	(1,327)
EBITDA	$5,962	$3,896	$19,058	$12,023